UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 5, 2006

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 5, 2006, Team Financial, Inc. (the Company) appointed Mr. Rick J. Tremblay as its Chief Accounting Officer, effective immediately. The Company intends to promote Mr. Tremblay to Chief Financial Officer before December 31, 2006. Mr. Tremblay has no family relationships or previous related transactions with the Company.

For the past five years, Mr. Tremblay, 54, served as an Executive Vice President, Chief Financial Officer and Corporate Secretary for Gold Banc Corporation, Inc. – a $4 billion bank holding company headquartered in Leawood, Kansas. While at Gold Banc Corporation, Inc., he directed all aspects of business operations, the financial and accounting functions, the asset and liability management, and a variety of aspects relating to profitability planning and mergers and acquisitions. Mr. Tremblay holds a Bachelor’s of Science in Business Administration – Accounting and Economics, from Henderson State University, Arkadelphia, Arkansas.

Mr. Tremblay will receive an annual base compensation of $170,000 and a $600 per month automobile allowance. Mr. Tremblay was also granted 10,000 stock options of the Company’s common stock in accordance with the 1999 Stock Incentive Plan, which will vest on July 5, 2007. Should there be a change in control of the Company and Mr. Tremblay’s employment is not continued, Mr. Tremblay is entitled to an additional 12 months of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.
Date: July 10, 2006	By: /s/ Michael L. Gibson
Michael L. Gibson
President of Investments and
Chief Financial Officer